INTERACTIVE FLIGHT TECHNOLOGIES, INC.
             4041 North Central Avenue, Suite B-200
                     Phoenix, Arizona  85012



                        February 4, 1999




Mr. Wilbur Riner, Sr.
President
The Network Connection, Inc.
1324 Union Hill Road
Alpharetta, Georgia 30201

     Re:   Acquisition  of  Certain Assets of Interactive  Flight
Technologies, Inc.

Dear Mr. Riner:

     This letter of intent ("Letter of Intent") will reflect the mutual intent of Interactive Flight Technologies, Inc., a Delaware corporation ("IFT"), and The Network Connection, Inc., a Georgia corporation (the "Company"), regarding acquisition by the Company (the "Acquisition") of all or substantially all of the assets ("Assets") and specific liabilities ("Liabilities", with the Assets, collectively the "Net Assets") of IFT relating to its interactive entertainment business (the "Business") in exchange for restricted Common Stock of the Company ("Company Shares"). The Company has ten million (10,000,000) shares of Common Stock authorized and 5,072,196 shares issued and outstanding, and has one thousand five hundred (1,500) shares of Preferred Stock authorized and 1,500 shares issued and outstanding. The Company also has options, warrants or other securities convertible into capital stock ("Convertible Securities") outstanding.

     The Company will acquire the Assets and assume the Liabilities directly or through a wholly owned subsidiary. As a result of the transaction, the Company will become a sixty percent (60%) owned subsidiary of IFT upon the terms and conditions provided herein and any additional terms which will be set forth in a definitive agreement (the "Definitive Agreement") to be concluded among us. The parties reserve the right, in the Definitive Agreement, to restructure the proposed transaction depending upon more favorable tax and related consequences that alternative structures may pose for each of the parties.

     1.   Acquisition of Assets and Assumption of Liabilities.

          1.1.          Assets Conveyed and Liabilities  Assumed.
The Company will acquire the Assets and will assume specified Liabilities related to the Business. The Net Assets will include: $5 million in cash; accounts receivable owing to IFT from Swissair; the proceeds and other recoveries generated by certain litigation brought by IFT against Avnet, Inc.; the Swissair warranty contract; the Swissair customer relationship; all IFT interactive entertainment intellectual property, and other tangible assets related to the Business (including but not limited to customer lists and files, trade secrets, trademarks, service marks, assignable government permits and other rights under leases and rights under specified contracts); inventory, furniture, fixtures, computers and equipment related to the Business; other infrastructure (including FAA certified repair station) relating to the Business; IFT's engineering and technical staff; and the benefit of all research and development efforts (which have been developed at a cost of over $20,000,000 since the inception of IFT). The Assets to be acquired and Liabilities to be assumed will be specifically delineated in the Definitive Agreement.

          1.2. Closing Date. The date of closing of the transaction, as defined in the Definitive Agreement (the "Closing Date"), shall be as soon as practicable after: (i) completion of the mutual due diligence investigations contemplated under Paragraph 6 below; (ii) execution of the Definitive Agreement;
(iii) satisfaction of all conditions of each party to closing set forth in the Definitive Agreement; (iv) approval of the transaction by the shareholders of each of IFT and the Company;
(v) receipt of "fairness opinions" by each of IFT and the Company (if and to the extent deemed appropriate by each) with respect to the fairness, from a financial point of view, of the Acquisition to the stockholders of each of such companies, which fairness opinions, respectively, are satisfactory in form and scope to the boards of directors of such companies; (vi) receipt of the required approvals under Delaware and Georgia corporate law, and other required regulatory approvals for the Acquisition. The
Closing Date will not be later than May 15, 1999 without the mutual consent of the parties.

          1.3.  Name.   The Company will become a  sixty  percent
(60%) owned subsidiary of IFT and its name will continue to be The Network Connection, Inc., unless provided otherwise in the Definitive Agreement.

          1.4. Exchange of Assets for Shares. On the Closing Date, in exchange for the IFT Assets, the Company shall issue that number of restricted shares of its Common Stock, par value $.001 per share (the "Company Shares"), that equal 60% of the issued and outstanding common stock of the Company, computed after issuance of the Company Shares on and assuming the conversion  or  exercise  of all Convertible  Securities  of  the
Company. Any shares of Common Stock of the Company that IFT acquires under Paragraph 2.16 shall be in addition to the foregoing Company Shares. The Company will issue the certificates representing the Company Shares to IFT, the Company will assume the Liabilities and IFT will transfer the Assets to the Company. The Company will take such action with its current shareholders (including, but not limited to, increasing the number of authorized Company Shares) as necessary to effectuate the transaction contemplated by this Letter of Intent.

          1.5. No Additional Outstanding Options and Warrants. The Company will not issue any additional shares of its capital stock or any Convertible Securities between the date of this Letter of Intent and the Closing Date without first consulting with IFT.

     2.   Conditions to Closing - IFT.

     The Definitive Agreement will contain (i) representations and warranties; (ii) special conditions to the consummation of the proposed transaction; and (iii) conditions that are usual and customary in connection with similar transactions, including, but not limited to, those set forth below, the failure of which shall give IFT the right to terminate or abandon the transaction at its option:

           2.1. that if an action or proceeding before any court or other governmental body shall be instituted or threatened to restrain, prohibit or invalidate the transaction, or which might affect the right of IFT to own the Company Shares or to operate or control the Company after the Closing Date;

          2.2. that IFT, on the Closing Date, shall receive the Company Shares free and clear of any liens, encumbrances or other obligations;

          2.3. all trademarks, trade names, service marks, licenses or other rights the Company uses in connection with its business shall be free and clear of any encumbrances, controversies, infringement or other claims or obligations on the Closing Date which would have a Material Adverse Effect. For purposes of this letter of intent, a "Material Adverse Effect" represents an impact on the business, results of operations, financial condition, or future prospects of either IFT or the Company, respectively, which would be materially adverse.

          2.4. the Company shall have no contingent or other liabilities connected with its business which would have a Material Adverse Effect , except as disclosed in its financial statements or in schedules incorporated into the Definitive Agreement delivered in connection with the Acquisition, or
otherwise  permitted  in  accordance  with  the  terms   of   the
Definitive Agreement; and

          2.5. there shall be no salaries, advances, perquisites or other forms of compensation, direct or indirect, to officers, shareholders or employees as of the Closing Date other than those already existing and disclosed to IFT or approved by IFT;

          2.6. all material lines of credit, debts, financing arrangements, leases and other contracts of the Company shall be disclosed in the Definitive Agreement, and except as set forth therein, shall continue under the terms and conditions in effect on the Closing Date after the Closing Date, and all necessary and required approvals relating to the transfer of control of the Company and to effect the transaction contemplated hereby required by the foregoing instruments and arrangements, the absence of which would have a Material Adverse Effect, shall have been obtained as of the Closing Date;

          2.7. IFT shall have obtained shareholder approval, as required under Delaware law and the rules of the Nasdaq Stock
Market, Inc., relating to the Acquisition;

          2.8. the Company's financial statements, dated as of the date specified by IFT, shall be acceptable to IFT, in its sole discretion, and IFT shall have the opportunity in the due diligence process to review such financial statements with the Company's independent auditors, PriceWaterhouseCoopers;

          2.9. between the date of this Letter of Intent and the Closing Date the Company will not, without first consulting with IFT, incur any liabilities or obligations, or increases in salaries or other direct or indirect compensation expenses, other than those incurred in the ordinary and necessary course of business, undertake any extraordinary capital expenditures;

          2.10. the Company has conducted its affairs in accordance with all applicable laws and regulations, except for any failure to do so which will not result in a Material Adverse
Effect;

          2.11. the Company shall have entered into employment and non-compete agreements with Frank Gomer and Morris Aaron, and such other employees of the Company whom IFT shall designate to the Company in the Definitive Agreement on or before the Closing Date on terms and conditions acceptable to such parties;

          2.12. the Company shall own, or have rights to use, and have protected, all intellectual property and confidential and other information not generally known in the industry relating to the Company's products and that is critical to the successful operation of the Company's business, including without limitation, patents, licenses, trade secrets, know-how, knowledge or information with respect to processes, formulae, processing and other techniques, operation of the business, forms, research, development, inventory, manufacturing, production, marketing, pricing and purchasing;

          2.13. from the date of this Letter of Intent through the Closing Date, the Company shall conduct its business only in the usual and customary manner and shall not enter into any new material contracts or assume any new material obligations outside of the ordinary course of its business without consulting with IFT;

          2.14.      the  Company will provide IFT with  all  the
information   regarding  the  Company  reasonably   required   in
connection with IFT's preparation of its proxy materials relating to the Acquisition;

          2.15. if IFT deems it necessary, IFT shall have received a "fairness opinion" with respect to the fairness, from a financial point of view, of the Acquisition to the stockholders of IFT, which fairness opinion is satisfactory in form and scope to the board of directors of IFT;

          2.16. on or before the execution of the Definitive Agreement, the holders of the outstanding shares of Preferred
Stock and related warrants of the Company shall have reached agreements with IFT or the Company, as the case may be, on terms satisfactory to IFT, regarding the dispositions or conversions into Common Stock of their holdings, and the holders shall have closed such dispositions or conversions as of the Closing Date; and

          2.17. there shall be no material adverse change in the business, financial conditions, results of operations or prospects of the Company from the date of this Letter of Intent to the Closing Date.

     3.   Conditions to Closing - The Company

          The    Definitive    Agreement   will    contain    (i)
representations and warranties, (ii) special conditions to the consummation of the proposed transaction and (iii) conditions that are usual and customary in connection with transactions, including, but not limited to, those set forth below, the failure of which shall give the Company the right to terminate or abandon the transaction at its option:

          3.1. that if an action or proceeding before any court or other governmental body shall be instituted or threatened to restrain, prohibit or invalidate the transaction, or which might affect the right of the Company to own, operate and have assigned to it the Assets;

          3.2. the Company shall be satisfied with the financial condition, business and prospects of IFT represented by the Assets and Liabilities of IFT to be transferred and assumed, in its sole discretion;

          3.3. that the Assets shall be transferred free and clear of any liens, encumbrances, controversies, conditional sales agreements, infringements or other claim or obligations, except as set forth in the Definitive Agreement;

          3.4. all trademarks, trade names, service marks, licenses or other rights IFT uses in connection with the Business and which are transferred by IFT shall be free and clear of any encumbrances, controversies, infringement or other claims or obligations on the Closing Date;

          3.5. the Company shall have obtained shareholder approval, as required under Georgia law and the requirements of the Nasdaq Stock Market, Inc. relating to the Acquisition;

          3.6. that IFT shall have operated the Assets in accordance with all applicable laws and regulations prior to the Closing Date, except for any failure to do so will not result in a Material Adverse Effect;

          3.7. that IFT shall have no contingent or other liabilities connected with the Business which would have a Material Adverse Effect, except as disclosed in its financial statements or in schedules incorporated into the Definitive Agreement delivered in connection with the Acquisition, or
otherwise  permitted  in  accordance  with  the  terms   of   the
Definitive Agreement;

          3.8. the Company shall have received a "fairness opinion" with respect to the fairness, from a financial point of view, of the Acquisition to the stockholders of the Company, which fairness opinion is satisfactory in form and scope to the board of directors of the Company;

          3.9.  IFT  will  provide  the  Company  with  all   the
information  regarding  IFT  required  in  connection  with   the
Company's preparation of its proxy materials relating to the Acquisition; and

          3.10. there shall be no material adverse change in the business, financial condition, results of operations or prospects of the Business from the date of the Definitive
Agreement to the Closing Date.

     4. Approval by Boards of Directors of IFT and the Company and their Shareholders. The Definitive Agreement to be executed and delivered by IFT and the Company must be approved by their respective Boards of Directors and shareholders, as required under applicable Delaware and Georgia law and the rules and regulations of the Nasdaq Stock Market, Inc. The parties executing this Letter of Intent represent and warrant that this Letter of Intent and the transactions contemplated hereunder have been duly authorized by their respective Boards of Directors.

     5. Board of Directors - Post Merger. On the Closing Date, the Company's Board of Directors shall consist of the following seven (7) persons; Irwin L. Gross (Chairman), Wilbur Riner, Sr. (President and CEO), Morris C. Aaron (Executive Vice President), Frank E. Gomer (Executive Vice President), two (2) outside directors to be determined by IFT, and one (1) outside director to be determined by the Company.

     6. Due Diligence Inspection of Premises and Operations and Confidentiality. IFT and its representatives, and the Company and its representatives, shall have the right, upon execution hereof, to inspect all plant, equipment and operations of the Company and IFT, respectively, its premises and its financial and other records and to discuss the affairs of the Company and IFT, respectively, with its managers, employees, suppliers, advertisers, retailers, banking and other financial institutions, lessors and such other parties as IFT or the Company deems appropriate, upon reasonable notice of the proposed times and dates thereof. IFT and the Company shall complete their comprehensive due diligence on or before the signing of the Definitive Agreement. The parties will cooperate with all reasonable requests by each other for information and shall use their best efforts to secure the cooperation of the foregoing third parties who may reasonably be requested to furnish information. If the closing shall not occur, neither IFT nor the Company shall divulge any information or confidential data received by it or them, except to the extent required to so disclose the same by law and except for information already publicly available.

     7. Negotiations with Third Parties. In consideration of the undertakings by IFT or the Company of the substantial legal, accounting and other expenses incident to IFT and the Company entering into this Letter of Intent and proceeding toward the consummation of the Acquisition, the Company undertakes and agrees that, through the earlier of May 15, 1999 or the Closing Date, neither the Company nor IFT will enter into or pursue any arrangements or negotiations with any other party relative to (i) the merger of the Company into any other party or any purchase or sale of substantially all of the assets or control relative to any extraordinary transaction, in the case of the Company, without the consent of IFT, and (ii) the acquisition by IFT of all or substantially all of the assets, or the voting control, of a company whose business is related to or in competition with the business conducted by the Company, without the consent of the Company.

     8. Expenses. IFT and the Company each agree to pay their respective legal, accounting and other costs associated with the proposed transaction.

     9. Finder's Fee. IFT and the Company each represent and warrant to each other that no agent or broker was authorized and instrumental in negotiations of the transaction contemplated herein. Each of the foregoing parties agrees to hold the other harmless from any claim, commission, finder's or broker's fee because of the act, omission or statement of any party pertaining to the proposed transaction contemplated herein. In all events, no Finder's Fee may be paid out of the assets of either party now owned or hereafter acquired if the parties consummate the transaction contemplated by this Letter of Intent.

     10. Definitive Agreement. The objective of the parties' discussions has been the eventual execution and consummation of the Definitive Agreement reflecting the foregoing provisions and including such other terms and conditions as may be agreed upon in the course of good faith negotiations between the parties and as are customary in transactions of this type. In this regard, the Definitive Agreement will contain full and complete warranties and representations, and related indemnities, with respect to the Company's and IFT's respective audited financial statements, litigation, tax and other liabilities, titles to properties, long-term contracts, contracts and transactions with management, trademarks, franchises, licenses, undisclosed liabilities and such other items as may bear upon the value of the Company's and IFT's respective businesses and financial conditions. In addition, the Definitive Agreement will restrict the Company in incurring additional indebtedness, issuing additional shares of stock of any class, declaring dividends, paying bonuses to employees and entering into transactions other than in the lawful and ordinary course of business prior to the Closing Date.

     11. Binding Effect. The parties intend to proceed with the transactions contemplated herein and to negotiate a Definitive Agreement. Each party shall promptly notify the other of its progress on the matters specified herein. Further, this letter of Intent shall not constitute a legal and binding obligation between the parties, except for Paragraphs 6, "Due Diligence Inspection of Premises and Operations and Confidentiality," 7, "Negotiations with Third Parties," 8, "Expenses," and 9, "Finder's Fee," hereof and no party hereto shall have any obligation of any kind to consummate the Acquisition until, and unless the Definitive Agreement is authorized, executed and delivered.

                              Sincerely yours,

                              INTERACTIVE   FLIGHT  TECHNOLOGIES,
INC.



                              By
                                   Irwin L. Gross
                                   CEO
APPROVED AND AGREED to this
4th day of February, 1999


THE NETWORK CONNECTION, INC.


By
     Wilbur Riner, Sr.
     Its President and CEO